Exhibit (d)(2)

INTERIM SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of June 30, 2010 by and between DBX Strategic Advisors LLC (formerly, XShares Advisors LLC) (“DBX” or the “Investment Adviser”), a Delaware limited liability company having its principal office and place of business at 60 Wall Street, New York, NY 10005 and Amerivest Investment Management, LLC (“Amerivest” or the “Sub-Adviser”), a Delaware limited liability company having its principal office and place of business at 1005 North Ameritrade Place, Bellevue, NE 68005 and a wholly-owned subsidiary of TD Ameritrade Holding Corporation, whose headquarters are located at 4211 South 102nd Street, Omaha, NE 68127.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Interim Investment Advisory Agreement (the “Interim Advisory Agreement”) dated as of June 30, 2010 with TDX Independence Funds, Inc. (the “Corporation”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Investment Adviser has entered into a separate Interim Sub-Advisory Agreement dated as of June 30, 2010 with TDAM USA Inc. (“TDAM”), a registered investment adviser under the Advisers Act;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Directors of the Corporation (the “Board” or the “Directors”) and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Corporation (each, a “Fund,” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Interim Advisory Agreement, with the consent of the Board to select sub-advisers for each Fund;

WHEREAS, Amerivest previously rendered services to the Corporation under a Sub-Advisory Agreement dated as of July 24, 2007, as amended August 3, 2009 (the “Prior Agreement”);

WHEREAS, the Prior Agreement terminated on the date hereof pursuant to its terms, as a result of its assignment and the assignment (as defined in the Investment Company Act) of the Investment Advisory Agreement dated as of July 24, 2007, by and between XShares Advisors LLC (n/k/a DBX Strategic Advisors LLC) and the Corporation, by virtue of the acquisition of all of the issued and outstanding membership interests in XShares Advisors LLC by DB U.S.

Financial Markets Holding Corporation, an indirect, wholly-owned subsidiary of Deutsche Bank AG;

WHEREAS, the Board has approved Amerivest as investment sub-adviser to the Corporation on the terms hereinafter set forth;

WHEREAS, the Board has approved this Agreement pursuant to Rule 15a-4(b)(2) under the Investment Company Act and, pursuant to this Agreement, the Sub-Adviser is retained to act as an investment sub-adviser to the Corporation to provide uninterrupted investment advisory services; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund;

NOW, THEREFORE, the Investment Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, subject to the supervision and oversight of the Investment Adviser and the Directors of the Corporation, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Corporation or the Investment Adviser in any way or otherwise be deemed an agent of the Corporation or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Corporation, the Investment Adviser and the Sub-Adviser.

2. ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who will be identified by the Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE CORPORATION

A. As sub-adviser to each Fund, the Sub-Adviser will consult with the Investment Adviser on the portfolio of securities and provide oversight over TDAM, such oversight to include review of the portfolio of securities of each Fund in accordance with the terms of the Funds’ prospectuses and statements of additional information, assistance in the resolution of any pricing issues and assistance in the development of trading strategies. Services performed by the Sub-Adviser are subject to the direction, supervision and control of the Investment Adviser and the Directors of the Corporation.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) regularly monitor the portfolio of the Fund in comparison with its Underlying Index and work with and supervise TDAM to seek to obtain the tracking error of the Fund to its Underlying Index as set forth by the Corporation from time to time;

(ii) coordinate with TDAM to keep the Directors of the Corporation and the Investment Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of each Fund and the operations of the Sub-Adviser and TDAM, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Adviser or the Directors of the Corporation, and attend meetings with the Investment Adviser and/or the Directors, as reasonably requested, to discuss the foregoing;

(iii) in accordance with procedures and methods established by the Directors of the Corporation, which may be amended from time to time, and in conjunction with TDAM, promptly notify the Investment Adviser or the Directors of the Corporation of securities in a Fund for which fair valuation may be required or of significant events that may require fair value pricing of all or a portion of a Fund’s portfolio, provide assistance in determining the fair value of all securities and other investments/assets in the Fund, as necessary, and use reasonable efforts to arrange for the provision of valuation information or price(s) from party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Fund for which market prices are not readily available; and

(iv) cooperate with and provide reasonable assistance to the Investment Adviser, TDAM, the Corporation’s administrator, the Corporation’s custodian and foreign custodians, the Corporation’s transfer agent and pricing agents and all other agents and representatives of the Corporation, and keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Corporation and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Adviser will be subject to, and will perform in accordance with the following: (i) the Corporation’s Articles of Incorporation, as the same may be hereafter modified and/or amended from time to time (“Certificate of Incorporation”); (ii) the By-Laws of the Corporation, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Corporation filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Corporation and the Fund(s); (v) any order or no-action letter of the SEC governing the operation of the Corporation, (vi) the Corporation’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Directors of the Corporation; and (vii) the written instructions of the Investment Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser will provide the Sub-Adviser with current copies of the Certificate of Incorporation, By-Laws, Prospectus and SAI, any order or no-action letter of the SEC governing the operation of the Corporation, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Directors. The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. The Sub-Adviser will pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Sub-Adviser will be responsible for the compensation of officers or employees of the Corporation who are also officers or employees of the Sub-Adviser, except as may otherwise be determined by the Board. The Sub-Adviser hereby agrees to pay or cause to be paid from its own resources, which may include the sub-advisory fee paid to it by the Investment Adviser, all fees and expenses of TDAM, the Transfer-Agent, the Administrator and Accounting Agent, and the Custodian engaged by the Investment Adviser on behalf of the Corporation. Should Sub-Adviser fail to pay or cause to be paid (as required above) the fees and expenses of TDAM, the Transfer Agent, the Administrator and Accounting Agent, and the Custodian, the Investment Adviser will pay such entities from its own resources and will deduct such payments from the Sub-Adviser’s fee, as necessary. The Corporation is responsible for the payment of all other expenses associated with its operation including, but not limited to, (i) brokerage and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions, (ii) taxes, (iii) interest on borrowings, (iv) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith, (v) compensation and expenses of the Directors of the Corporation who are not officers, directors, partners or employees of the Investment Adviser, and Sub-Adviser, or their affiliates (the “Independent Directors”) as well as the cost of Directors’ Meetings, (vi) compensation and expenses of counsel to the Corporation and counsel to the Independent Directors, (vii) if approved by the Board, compensation and expenses of the Corporation’s chief compliance officer and expenses associated with the Corporation’s compliance program, (viii) fees and expenses of the Corporation’s independent auditors, (ix) registration fees, expenses associated with compliance by the Corporation with mandatory regulatory mandates including those relating to the development and distribution of its prospectus and shareholder reports, and extraordinary expenses, (x) distribution fees and expenses paid by the Corporation under any distribution plan adopted pursuant to Rule 12b-l under the Investment Company Act, (xi) the cost of director and officer errors and omissions insurance coverage, (xii) the Funds’ pro-rata portion of dues, fees and charges of any trade associations of which the Corporation is a member, (xiii) certain out-of-pocket expenses, including, but not limited to cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, telecommunication charges, and proxy voting execution, advice and reporting etc. and (xiv) the unitary advisory fee payable to the Investment Adviser pursuant to the Investment Advisory Agreement. The payment or assumption by the Sub-Adviser of any expense of the Corporation that the Sub-Adviser is not required by this Agreement to pay or assume will not obligate the Sub-Adviser to pay or assume the same or any similar expense of the Corporation on any subsequent occasion.

In addition, at its expense, Sub-Adviser will furnish (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) furnish administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

E. The Investment Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to a Fund. The Investment Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as a Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

F. The Sub-Adviser is not authorized to engage in “soft-dollar” transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), without the express written approval of the Investment Adviser or the Corporation’s Board of Directors.

G. The Sub-Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

4. COMPENSATION OF SUB-ADVISER

The Investment Adviser will pay the Sub-Adviser a fee at the annual rate of .55 of 1% of each Fund’s average daily net assets for the first $5 billion in assets and .60 of 1% of each Fund’s average daily net assets in excess of $5 billion as compensation for providing services in accordance with this Agreement. The fee will be accrued daily.

The compensation earned by and payable to the Sub-Adviser under this Agreement will be no greater than the compensation the Sub-Adviser would have received under the Prior Agreement and will be held in an interest-bearing escrow account with the Funds’ custodian or a bank. Upon approval by the affirmative vote of a “majority of outstanding voting securities” (as defined in the Investment Company Act of each Fund of a new Investment Advisory Agreement (the “New Advisory Agreement”) by and between the Corporation and DBX during the term of this Agreement, the amount in the escrow account (including any interest earned) will be paid to the Sub-Adviser. If the New Advisory Agreement is not approved, the Sub-Adviser will be paid out of the escrow account, the lesser of: (a) any costs incurred by the Sub-Adviser in performing its obligations under this Agreement (plus interest earned on that amount while in escrow); or (b) the total amount allocated to Amerivest in the escrow account (plus interest earned). All rights to compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement.

5. LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) will be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Corporation as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement will operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser will indemnify and hold harmless the Corporation or the Investment Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, except to the extent such information was furnished to Sub-Adviser by the Investment Adviser or the Corporation for use therein, or the omission of such information by the Sub-Adviser was based upon information received from the Investment Adviser or the Corporation.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Investment Adviser will indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Investment Adviser will not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Sub-Adviser by the Investment Adviser.

C. A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

6. REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A. The Investment Adviser has been duly authorized by the Board of Directors of the Corporation to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B. The Corporation has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Investment Adviser is currently in compliance and will at all times continue to be in compliance with the requirements imposed upon the Investment Adviser by applicable law and regulations.

D. The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

7. REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Investment Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund(s) or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser will not be required to be reported by this provision.

B. The Sub-Adviser is currently in compliance and will at all times continue to be in compliance with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

C. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer or a vice-president of the Sub-Adviser will certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, the Sub-Adviser will permit the Investment Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

D. The Sub-Adviser has provided the Corporation and the Investment Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Corporation and the Investment Adviser at least annually. Such amendments will reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

E. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Corporation, the Fund(s), the Investment Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Investment Adviser, except as required by rule, regulation or upon the request of a governmental authority.

8. NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Fund(s) and the Corporation are not to be deemed to be exclusive, and the Sub-Adviser will be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9. SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person will perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons will be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Corporation will have any obligations with respect thereto or otherwise arising under the Agreement.

10. REGULATION

The Sub-Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and will promptly provide the Investment Adviser and Corporation with copies of such information, reports and materials.

11. RECORDS

The records relating to the services provided under this Agreement will be the property of the Corporation and will be under its control; however, the Corporation will furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it will reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records will promptly be returned to the Corporation by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Investment Adviser and the Sub-Adviser will keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Corporation has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12. DURATION OF AGREEMENT

This Agreement will become effective with respect to each Fund on the date hereof. Unless terminated earlier as provided in accordance with Section 13 hereof, this Agreement will remain in full force and effect until the earlier of: (i) the date on which the Funds’ shareholders approve the New Advisory Agreement by the affirmative vote of a “majority of outstanding voting securities” (as defined in the Investment Company Act) of each Fund; or (ii) one-hundred fifty (150 days from the date hereof.

13. TERMINATION OF AGREEMENT

Notwithstanding Section 12, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on not more than ten (10) calendar days’ written notice to the Sub-Adviser by (i) the Board of Directors, including a majority of the Directors who are not interested persons (as defined in the Investment Company Act) of the Corporation (the “Independent Directors”); or (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate, without the payment of any penalty in the event the Interim Advisory Agreement is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Any “assignment” (as that term is defined in the Investment Company Act) of this Agreement will result in automatic termination of this Agreement. The Sub-Adviser will notify the Corporation and the Investment Adviser of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Funds or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Corporation and the Investment Adviser, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

14. AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval will be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Corporation.

15. ASSIGNMENT

The Sub-Adviser will not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement will result in the automatic termination of this Agreement, as provided in Section 13 hereof. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Corporation and the Investment Adviser, if any, arising out of any assignment of this Agreement by the Sub-Adviser. Notwithstanding the foregoing, no assignment will be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

16. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

17. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

18. NOTICES

All notices required to be given pursuant to this Agreement will be delivered or mailed to the last known business address of the Investment Adviser or Sub-Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice will be deemed given on the date delivered or mailed in accordance with this section.

19. SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 11 and 20 will survive the termination of this Agreement.

20. CORPORATION AND SHAREHOLDER LIABILITY

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Corporation’s Certificate of Incorporation and agrees that obligations, if any, assumed by the Corporation pursuant to this Agreement will be limited in all cases to the Corporation and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund. The Sub-Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Directors or any individual Director of the Corporation.

21. GOVERNING LAW

The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter will control.

22. INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act will be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

DBX STRATEGIC ADVISORS LLC
(Formerly, XSHARES ADVISORS LLC)

By:	/s/ Hans Ephraimson
Name: Hans Ephraimson
Title: Chief Executive Officer

By:	/s/ Martin Kremenstein
Name: Martin Kremenstein
Title: Chief Operating Officer

AMERIVEST INVESTMENT MANAGEMENT, LLC

By:	/s/ John F. Bell
Name: John F. Bell
Title: President

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

TDX Independence 2010 Exchange-Traded Fund

TDX Independence 2020 Exchange-Traded Fund

TDX Independence 2030 Exchange-Traded Fund

TDX Independence 2040 Exchange-Traded Fund

TDX Independence In-Target Exchange-Traded Fund

Dated: June 30, 2010